FORM 3

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
__________________________________________________________________________
1. Name and Address of Reporting Person

     Abrams Partners, L.P.
__________________________________________________________________________
     (Last)                      (First)                    (Middle)

     3770 Paces Ferry Road
__________________________________________________________________________
                                (Street)

     Atlanta                     Georgia                       30327
__________________________________________________________________________
     (City)                      (State)                      (Zip)

__________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

         December 15, 1997
__________________________________________________________________________
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                   -----
__________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

   Abrams Industries, Inc. (NASDAQ - ABRI)
__________________________________________________________________________
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)

    (  ) DIRECTOR
    (XX) 10% OWNER
    (  ) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)



___________________________________________________________________________
6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

__________________________________________________________________________
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

      X FORM FILED BY ONE REPORTING PERSON

        FORM FILED BY MORE THAN ONE REPORTING PERSON

============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________

  =============================================================================
  |1. TITLE OF SECURITY|2. AMOUNT OF    |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
  |   (INSTR. 4)       |   SECURITIES   |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
  |                    |   BENEFICIALLY |   DIRECT (D) |   (INSTR. 5)          |
  |                    |   OWNED        |   OR INDIRECT|                       |
  |                    |   (INSTR. 4)   |   (I) (INSTR.|                       |
  |                    |                |   5)         |                       |
  |____________________|_______________ |______________|_______________________|
  |                    |                |              |                       |
  | Common Stock       | 500,000 (17.0%)|      (D)     |            --         |
  =============================================================================

   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

  N/A
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   N/A
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)


   N/A
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

    --
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    N/A
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

    N/A
============================================================================

 EXPLANATION OF RESPONSES:

     On December 15, 1997, Abrams Partners, L.P. (the "Partnership") received 500,000 shares of Common Stock from its limited partners, Edward M. Abrams, Alan R. Abrams and James Andrew Abrams, Alan R.
     Abrams, as custodian for Sarah Ann Abrams, Alan R. Abrams as custodian for Daniel Martin Abrams, and Alan R. Abrams as custodian for Patrick Uhry Abrams, in exchange for limited partnership interests in the Partnership. The only assets of the Partnership are 500,000 shares of the Common Stock of the issuer, Abrams Industries, Inc., collectively contributed by the limited partners of the Partnership and $5,000 cash contributed by the general partner. The general partner of the Partnership is Abrams Management Company, a Georgia limited liability company ("Abrams Management"), of which Edward M. Abrams, Alan R. Abrams, and James Andrew Abrams are the members, holding interests of 40%, 30%, and 30%, respectively. At December 15, 1997, Abrams Management L.L.C. held a 0.12% interest in the Partnership. The Partnership is deemed to be the direct beneficial owner of 17.0%, or 500,000 shares, of the Common Stock of the issuer.


   /s/ Edward M. Abrams
-------------------------------------
By:  Edward M. Abrams, as a Member of
     Abrams Management Company, LLC,
     the General Partner of Abram
     Partners, L.P.                                  6-15-98
 _____________________________________           ________________
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

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